Exhibit 10.2
May 29, 2024

Richard Petley

Dear Richard,

I am delighted to extend you this offer with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Chief Revenue Officer, based in our London, UK office and reporting to Steve McMillan, Chief Executive Officer, subject to the conditions set forth below.

This letter outlines the key elements of your role, compensation and related arrangements.

Date of Commencement of Role: Your new role of Chief Revenue Officer with the Company commenced on April 5, 2024 (the “Commencement Date”).

Date of Continuous Employment: Your employment with the Company commenced on April 4, 2022.

Base Salary: Your base salary is £425,000 per annum and will be retroactive to your Commencement Date, paid monthly via BACS transfer on the 24th of each month for the current calendar month subject to adjustment for any lost time or National Insurance deductions while on sickness absence in the previous month.

Management Incentive Plan (MIP): You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”). Teradata's MIP is a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and People Committee (the “Committee”) of Teradata’s Board of Directors (the "Board") establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. Your MIP target incentive opportunity shall equal 100% of your base salary, which would bring your total targeted annual compensation to £850,000. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, will be paid in the first calendar quarter following the performance year. No MIP award is guaranteed, and unless an exception applies as expressly set forth in the MIP, you must be employed by Teradata on the date MIP awards are paid to be eligible to receive an MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the Plan.

Annual Equity Award (Performance-Based / Restricted Share Units): You will be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together in its discretion. Subject to approval by the Committee, you will receive an additional annual equity award for 2024 with a target value of $1,033,000 USD (the “2024 Equity Award”). The actual number of shares for your 2024 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the award. We anticipate that the 2024 Equity Award would be effective May 14, 2024 and be allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2024 and achievement of the same goals applicable to other senior executives of Teradata) and 40% to RSUs (vesting in three (3) equal annual instalments). The 2024 Annual Equity Award will be governed by the terms and conditions of the Teradata 2023 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award. In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period.

Compensation Clawback: The Company shall be entitled, pursuant to the Employment Rights Act 1996, at any time during the employment and upon or after its termination (howsoever arising) to deduct from the salary and/or any other sums due to you, any sums owed by you to the Company. In addition, Teradata may deduct from your salary, MIP, any unvested equity, and/or any other sums due to you, or any other sums owed to you, any money owed to Teradata by you, whether pursuant to Teradata’s clawback policies or otherwise.

Stock Ownership Guidelines: The Chief Revenue Officer position is subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee (currently, 3x annual base pay), which are subject to change from time to time in the Committee’s discretion.

Executive Severance and Change in Control Plan: You will participate in the Teradata Change in Control Plan. Teradata also maintains the Teradata Executive Severance Plan (the “ESP”), which provides eligible executives in the U.S. with separation benefits upon certain terminations other than in connection with a change in control. Because you are a not a U.S.-based employee, you are not eligible to participate in the ESP. However, the Committee has approved certain enhanced severance protections for you that are similar to those provided to Level I participants in the ESP (with appropriate changes to account for differences in applicable law). Consequently, provided your primary place of residence is the United Kingdom at the time of a Qualified Termination (as defined in Attachment B), you would be eligible to receive the greater of (i) the notice of termination and other payments upon the terms, and subject to the conditions, of any required United Kingdom severance guidelines at the time of the Qualified Termination or (ii) separation benefits substantially equivalent to what an executive would be entitled to receive as a Level I participant under the ESP, upon the terms, and subject to the conditions, set forth on Attachment B and in this letter. These plans are subject to amendment or termination by Teradata in accordance with their terms, and your participation is subject to your signing a participation agreement under the ESP.

Car Allowance: In your capacity as Chief Revenue Officer, you are eligible to receive a car allowance in the amount of £9,000 per annum, taxed at source and paid monthly with your salary.

Travel: As you will be required to travel globally in your role, any business-related travel will be reimbursed as a Company business expense. Such expenses include the cost of airfare, lodging, and a rental car or ride services. Travel expenses will be reimbursed upon receipt, in accordance with the Company’s Travel and Expense Policy. In addition, in connection with any such business travel for the Company, notwithstanding anything to the contrary in the Company’s Travel and Expense Policy, you will be permitted to fly business class for flights of any duration whether internationally or domestically.

Hours: Your normal working week is 40 hours, Monday to Friday. You may be required to work such hours as are reasonably necessary for the proper performance of your duties, for the avoidance of doubt you will not be paid overtime for such additional hours.

Collective Bargaining: There is no collective agreement in force in respect of your employment.

Private Health Care (Family): As part of your benefits package the Company will subscribe to Private Health Insurance Cover for you, and your spouse / partner / family where appropriate. You will find further details on the Benefit portal.

Flexible Benefits: The Company operates a program of flexible benefits, which gives you the opportunity to tailor your overall package to suit your individual needs. The total value of all elements of your compensation will remain the same, but this program gives you the opportunity to influence the balance of your pay and benefits, and to have more say in which benefits you receive. In the Benefit portal you can find full details of the Teradata Benefits Plan UK, our flexible benefits program, to assist you in making your choices.

Pension Plan: In lieu of the Teradata Pension Plan (“The Plan”), you have elected to receive an equal benefit through a pension cash allowance. The Plan includes a death benefit should a member pass away while employed of a lump sum of three times annual pensionable salary at the date of death payable to the members dependents, and a prolonged disability arrangement should a member be unable to continue working due to illness or disability. Life assurance and disability arrangement is provided under The Plan, however, all employees are covered even if there is no contribution into The Plan. Teradata reserves the right to alter, amend or terminate its pension plans at any time.

Holidays: In addition to UK bank holidays, you will initially be entitled to 24 days paid holiday per annum (or a pro-rata portion in relation to the number of days (part-time), or months you are contracted to work for the Company in a calendar year). Your annual entitlement will accrue at a rate of 2 days (or equivalent pro-rata part-time days) per full calendar month worked and will increase by 1 day for every 5 years of service completed, to a maximum of 29 days after 25 years’ service. Full details of the rules governing the taking and carryover of holidays are provided within the relevant section of the intranet. If, on termination of your employment, you have taken more holiday than your accrued entitlement, Teradata shall be entitled to recover the excess holiday pay calculated at 1/260th of your full-time equivalent base salary for each excess day by deducting it from any payments due to you or otherwise.

Sick Pay: Subject to your compliance with this agreement and the Teradata’s sickness policy (as amended from time to time) you may be eligible to receive sick pay in accordance with the sickness policy. This may be amended from time to time and is available on the intranet. This does not affect any entitlement you may have to receive Statutory Sick Pay (“SSP”) for the same periods of sickness absence, although any sick pay you receive from the Company shall be inclusive of any SSP due to you. If you are absent from work due to illness, you shall notify the Company of the reason for the absence as soon as possible. You shall certify your absence in accordance with our sickness policy which is available on the intranet.

Indemnification and D&O Coverage: The Company shall indemnify you to the full extent provided for in its corporate certificate of incorporation, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and officers, and you will be entitled to the protection of the insurance policies the Company maintains generally for the benefit of its directors and officers against all costs, charges, liabilities and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its affiliates or you serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this letter) pursuant to the terms and conditions of such policies.

Governing Law and Jurisdiction: Any dispute or claim (including non-contractual disputes or claims) arising out of or in connection your employment shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

Remedies: You acknowledge and agree that, in the event of your breach of any provision of this letter, including Attachments A, B, and C, the Company will sustain irreparable injury and will not have an adequate remedy at law. Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of this letter, including Attachments A, B, and C, the Company, in addition to any other rights and remedies existing in its favour, may (i) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (ii) cease any further payments or benefits under the letter, including Attachments A, B, and C, and (iii) require you to repay any severance benefits provided by the Company hereunder. Nothing in this section will be deemed to limit the Company’s remedies at law or in equity for any breach by you of any of the provisions of this section that may be pursued or availed of by the Company.

Whistleblower Protections: Nothing contained in this letter, including Attachments A, B, and C shall limit your ability to file a charge or complaint with any governmental agency or commission in the United States of America (a “Government Agency”). In addition, nothing in this letter, including Attachments A, B, and C or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit you from reporting possible violations of laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of applicable laws or regulations. You do not need prior authorization of any kind to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Nothing in this letter, including Attachments A, B, and C shall limit any right you may have to receive a whistleblower award or bounty for information provided to a Government Agency.
This letter, together with Attachments A, B and C, forms the complete and exclusive statement of your employment with Teradata. It will supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by you and an officer of Teradata.

If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Yours sincerely,

/s/ Steve McMillan
Steve McMillan
Chief Executive Officer

ACCEPTANCE:

I accept the offer by Teradata Corporation on the terms described in this letter.

/s/ Richard Petley
Richard Petley

June 5, 2024
Date

ATTACHMENT A
CONDITIONS OF EMPLOYMENT

Code of Conduct & Conflicts of Interest Certifications: You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Company policy requires that you be free of any investment, association, or relationship (whether your own or your family's) with individuals or companies who are in competition or have some existing or potential business arrangement with Teradata, which might afford you personal gain, or adversely affect the best interests of the Company.

Confidential Information, Restrictive Covenants, and Invention Assignment: You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement included as Attachment C (“IA Agreement”). In addition, as a condition of receiving equity awards under the Company’s equity compensation program (“Equity Awards”) and accepting benefits thereunder, you have agreed in the award agreements governing the Equity Awards (the “Equity Agreements”) to certain restrictive covenants. You hereby agree that the IA Agreement and Equity Agreements and the restrictive covenants and conditions therein will be enforceable against you regardless of the jurisdiction where you reside.

Non-Disparagement: You shall not disparage the Company or any of its affiliates or their respective directors, officers, employees, agents, shareholders, successors and assigns (both individually and in their official capacities with the Company and its affiliates) or any of their goods, services, employees, customers, business relationships, reputation or financial condition. The Company agrees that, following a termination, it will instruct its executive officers not to disparage you or your business relationships or reputation. For purposes hereof, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavourable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by, or to the extent, if any, expressly authorized or exempted by, applicable law or legal process.

Notice Periods: If you wish to resign from the Company, you must give 12 weeks’ notice in writing irrespective of your length of service. The Company may at its discretion agree to make payment in lieu of all or part of this notice period, in which case you would not be required to work during your notice period. Any payment in lieu will be equal to the base salary (as at the date of termination) which you would have been entitled to receive under this agreement less income tax and National Insurance contributions. For the avoidance of doubt, any payment in lieu shall not include any element in relation to bonus, commission, compensation for loss of benefits or holiday entitlement that would have accrued during the notice period for which the payment in lieu is made. During the period of notice, the Company may require you to carry out no duties and may request that you remain at home and be available for work duties as and when required during this period. Should the Company have reason to terminate your employment, other than as a result of gross misconduct, 12 weeks’ notice will apply.

Data Protection: Teradata will collect and process information relating to you in accordance with the Privacy notice which is on the intranet. You shall comply with the Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours.

Outside Submissions: It is most important that the Company shall not be placed in a position of confidential trust or relationship with respect to any unsolicited disclosure of information received from anyone outside the Company. In order that all matters relating to outside submission of information may
i

be handled in a legally correct manner, any idea or suggestion submitted to you by a customer or other third party concerning technical developments or products including software, should be forwarded by you unanswered to International Patents Department, Head Office, 3 London Bridge Street, London, United Kingdom SE1 9SG.

Cooperation: During your employment with the Company and thereafter, you shall cooperate with the Company, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant and potentially relevant documents and records that are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments, if you are then employed by the Company, and otherwise taking into account your reasonable business obligations.

ATTACHMENT B
Participant Severance Benefits

In the event of a Qualified Termination, then subject to your execution and non-revocation of a release of claims on a form provided by the Company (the “Release of Claims”) and your continuing compliance with the conditions and restrictive covenants in your employment letter and Attachments A, B, and C thereto, including the Employee Confidential Information and Invention Assignment Agreement, you shall be entitled to the following compensation and benefits. Capitalized terms not otherwise defined in this Attachment B will have the meanings set forth in the Executive Severance Plan (“ESP”).

(i) Severance Pay. The Company shall pay or cause to be paid to you an amount equal to the sum of your Annual Base Salary and your target annual incentive opportunity in effect for the year of termination. Any severance payable pursuant to this paragraph (i) shall be paid in substantially equal installments in accordance with normal payroll procedures over a one-year period commencing on your Date of Termination, with the first installment commencing on the first payroll date to occur on or immediately after the date the Release of Claims becomes effective and irrevocable in accordance with its terms. The first such installment shall include all amounts accrued after the Date of Termination to the date of such installment and the remaining installments shall be payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Date of Termination. Should the Company pay in lieu of notice for any portion of the 12-week notice period provided for in your employment letter, any severance pay will be reduced by the amount you received during such notice period. Severance pay and pay in lieu of notice will not be provided after the initial twelve (12) months after termination.

(ii) Pro-Rated Annual Incentive. The Participant shall be eligible to receive a pro-rata annual incentive payment calculated based on the number of days the participant was active in the incentive plan, the year-end performance of the incentive plan, and subject to the terms and conditions of the incentive plan and ESP, which will be paid at the same time other participants in the Management Incentive Plan.

(iii) Outplacement. During the one-year period commencing on your Date of Termination, you will be entitled to participate in the Company’s applicable outplacement assistance program for similarly situated officers and senior executives, with outplacement services provided by the Company’s selected outplacement services provider, and subject to the same terms and conditions as applicable to similarly situated officers and senior executives in the event of a reduction-in-force.

(iv) Equity Awards. Each outstanding equity award of the Company granted to you shall be treated as provided in the applicable Company equity plan and award agreement; provided, however, that, unless the applicable equity plan and award agreement would provide a greater benefit: (i) you shall be entitled to pro-rated vesting of all outstanding service-based and performance-based restricted share unit awards granted by the Company, determined under the pro-ration methodology employed by the Company from time-to-time and, in the case of any performance-based restricted share unit awards for which the applicable performance period has not been completed as of the date of termination, subject to actual achievement of the applicable performance goals, as determined by the Committee after the end of the applicable performance period; and (ii) if you are at least age 55 at the time of your Qualified Termination, you shall receive an extra year of vesting credit for purposes of calculating the vesting of your outstanding service-based restricted share units granted by the Company (but not for purposes of calculating the vesting of your outstanding performance-based restricted share units granted by the Company).

Except as provided below, any severance payments or benefits received by you under this Attachment B shall be inclusive of, and not in addition to, any UK Statutory Redundance Pay and in lieu of any benefits under the Teradata Reduction-in-Force Program or any other severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate and is inclusive of any severance or separation pay benefit that may be required under applicable law (including, but not limited to, any notice of termination (or payment in lieu thereof) or redundancy pay).

Notwithstanding anything contained in this Attachment B or your employment letter to the contrary, if your employment with the Company and its Affiliates is terminated in circumstances under which you become entitled to severance payments or benefits pursuant to Section 4.1 of the Change in Control Plan (CIC Plan), then you shall not be entitled to any severance payments or benefits under this Attachment B as a result of such termination of employment and, in lieu of, and not in duplication of, any severance payments or benefits you would otherwise to be entitled to receive under this Attachment B, you shall receive the severance payments or benefits to which you are entitled under the CIC Plan (as amended from time to time), payable or provided under the terms, and subject to the conditions, of the CIC Plan (as amended from time to time).

ATTACHMENT C
EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Teradata Corporation, its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (“Teradata” or the “Company”), and the compensation and benefits provided to me now and during my employment with the Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”), which will be deemed effective as of the first day of my employment with the Company:

1Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Teradata any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Teradata and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, I shall not be held criminally or civilly liable under trade secret laws for the disclosure of a trade secret that: (1) is made in confidence to a government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, methodologies, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any government agency, to discuss the terms and conditions of my employment with others to the extent expressly permitted by applicable law.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold any such Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for

Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I understand Company employees have been instructed to not accept any such confidential information or trade secrets and my disclosure of such confidential information or trade secrets may subject me to discipline.

2Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute, transmit digitally, and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, transmit digitally, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Excluded Inventions or Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Teradata, or to a third party as directed by Teradata pursuant to Section 2.6, are referred to in this Agreement as
v

“Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Teradata all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent that applicable laws do not allow a present assignment of future Intellectual Property Rights, I agree to assign in the future (when any copyrightable and/or patentable Inventions are first fixed in a tangible medium of expression) my Intellectual Property Rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Teradata and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention directly to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable law, regulation, rule or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that Teradata will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Teradata all right, title, and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101) or other applicable jurisdiction. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Teradata or its designee. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Teradata.
2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4Duty of Loyalty. I agree that during the period of my employment by Company and for the one (1) year period after the date my employment ends for any reason, I will not, without Company's express written consent, directly or indirectly (a) engage in any other employment or (b) engage in any other activities that are competitive with, or would otherwise conflict with, my employment by Company.

5No Solicitation of Employees, Consultants, or Contractors. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.

6Reasonableness of Restrictions. I agree that I have read this entire Agreement and understand it. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7No Conflicting Agreement or Obligation. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.

8Return Of Company Property. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment (including any Company-issued laptop or printer) and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

9Publicity. I hereby consent to any and all uses and displays by Teradata and its agents of my name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Teradata, for all legitimate business purposes of Teradata (“Permitted Uses”). I hereby forever release Teradata and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Teradata, in connection with any Permitted Use.

10Legal and Equitable Remedies.
10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
10.2 In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

13General Provisions.
13.1 Governing Law. This Agreement will be governed by and construed according to the laws of the jurisdiction in which I primarily reside and work for Teradata.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Intentionally Left Blank.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between the parties; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously engaged or am in the future engaged by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Assignment of Inventions” shall apply. Any dispute related to this Agreement will be subject to resolution through Teradata’s Internal Dispute Resolution policy and process.

Employee: I have read, understand, and Accept this agreement. /s/ Richard Petley (Signature) By: Richard Petley Title: CR Date: June 5, 2024	COMPANY: Accepted and agreed: /s/ Steve McMillan (Signature) By: Steve McMillan Title: CE Date: May 29, 202

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ATTACHMENT 1
Prior Inventions

TO: Teradata Corporation

FROM: Rich Petley

DATE: June 5, 2024

SUBJECT: Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Teradata Corporation (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒ No inventions or improvements.
☐ See below:

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) Relationship
1.
2.
3.